Rule 424(b)(3)
333-139481

Supplement to Prospectus Dated October 10, 2007

Dated: February 29, 2008

STATE OF ISRAEL
SAVING BONDS (SECOND SERIES)
____________________

Effective as of March 1, 2008, the aggregate principal amount of the Savings Bonds (Second Series) offered under this prospectus has been decreased to $250,000,000.

Assuming that we sell all of the bonds at the current offering price, we will receive $235,000,000 of the proceeds from the sale of the bonds, after paying the underwriters’ commission which will not exceed $15,000,000 and before expenses estimated at $65,000.